Exhibit	99.1

Contacts:

Contact:

Assaf Ran, CEO

(212) 489-6800

SOURCE: DAG Media, Inc.

DAG Media Announces Name Change to Manhattan Bridge Capital, Inc.

NEW YORK, July 21, 2008 /PRIME NEWSWIRE/ -- DAG Media, Inc. (Nasdaq: DAGM - news) announced today that it will change its name to Manhattan Bridge Capital, Inc. and adopt the new NASDAQ trading symbol “LOAN” effective July 24, 2008. The Company’s main website will change from www.dagmedia.com to www.manhattanbridgecapital.com

Assaf Ran, Chairman of the Board and CEO stated, “The lending business we launched early last year has become our leading and most profitable operation. Therefore, we thought it will make more sense for the name to be matching and descriptive.”

Manhattan Bridge Capital, Inc. common stock has been assigned the CUSIP number 562803106. Holders of common stock are not required to exchange currently outstanding stock certificates for new stock certificates.

DAG Media, Inc., through our subsidiaries, provides short term, secured, non–banking, commercial loans to small businesses. In addition we developed innovative software and a related web site that allows retail businesses and other service providers to reach prospective customers and clients for their goods and services in a more effective way than traditional on-line and print yellow pages search. We operate several web sites: http://www.dagfundingsolutions.com, http://www.nextyellow.com, http://www.dagmedia.com and http://www.manhattanbridgecapital.com

Forward-looking statements in this release are made pursuant to the “safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995 These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, changes in the rates of subscriber acquisition and retention, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

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